Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-142278 on Form S-3 of our report dated October 16, 2007, relating to the consolidated financial statements and financial statement schedule of DCP Midstream Partners, LP (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to operations prior to December 7, 2005 from the separate records of DCP Midstream, LLC, and (2) the basis of presentation of the consolidated financial statements of DCP Midstream Partners, LP to retroactively reflect DCP Midstream Partners, LP’s acquisition of the wholesale propane logistics business and the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to the wholesale propane logistics business from the separate records maintained by DCP Midstream, LLC and (3) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to the East Texas Midstream Business, Discovery Producer Services, LLC, and a nontrading derivative instrument from the separate records maintained by DCP Midstream, LLC), appearing in this Current Report on Form 8-K dated January 15, 2008.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 15, 2008